Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated April 11, 2016

Relating to Preliminary Prospectus Supplement dated April 11, 2016

Registration Statement No. 333-206537

Final Term Sheet

Dated April 11, 2016

Issuer:	Lowe’s Companies, Inc. (the “Company”)

Trade Date:	April 11, 2016

Settlement Date (T+7):	April 20, 2016

Ratings* (Moody’s/S&P):	A3 / A-

Floating Rate Notes due 2019

Aggregate Principal Amount
Offered:	$250,000,000

Maturity Date:	April 15, 2019

Coupon (Interest Rate):	Three-month LIBOR as determined on each interest determination date plus 0.24%

Designated LIBOR Page:	Reuters Monitor Money Rates Service page LIBOR01

Initial Interest
Determination Date:	April 18, 2016

Interest Determination Date:	Quarterly, the second London business day preceding the first day of each interest period

Index Maturity:	3 Months

Interest Reset Period:	Quarterly

Spread to LIBOR:	0.24% (24 basis points)

Interest Payment Dates:	April 15, July 15, October 15 and January 15 of each year, beginning July 15, 2016

Day Count Convention:	The actual number of days elapsed in each interest period and a 360-day year

Public Offering Price:	100.00% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$249,375,000

CUSIP / ISIN:	548661 DK0 / US548661DK01

1.15% Notes due 2019

Aggregate Principal Amount
Offered:	$350,000,000

Maturity Date:	April 15, 2019

Coupon (Interest Rate):	1.15% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning October 15, 2016

Benchmark Treasury:	UST 1.000% due March 15, 2019

Benchmark Treasury
Price / Yield:	100-15 / 0.837%

Spread to Benchmark
Treasury:	0.35% (35 basis points)

Yield to Maturity:	1.187%

Public Offering Price:	99.892% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$348,747,000

Make-Whole Call:	At any time prior to the maturity date at T + 5 basis points

CUSIP / ISIN:	548661 DL8 / US548661DL83

2.50% Notes due 2026

Aggregate Principal Amount
Offered:	$1,350,000,000

Maturity Date:	April 15, 2026

Coupon (Interest Rate):	2.50% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning October 15, 2016

Benchmark Treasury:	UST 1.625% due February 15, 2026

Benchmark Treasury
Price / Yield:	99-01 / 1.732%

Spread to Benchmark
Treasury:	0.82% (82 basis points)

Yield to Maturity:	2.552%

Public Offering Price:	99.544% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$1,337,769,000

Make Whole Call:	Prior to the date that is three months prior to the maturity date at T + 15 basis points

Par Call:	On or after three months prior to the maturity date

CUSIP / ISIN:	548661 DM6 / US548661DM66

3.70% Notes due 2046

Aggregate Principal Amount
Offered:	$1,350,000,000

Maturity Date:	April 15, 2046

Coupon (Interest Rate):	3.70% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning October 15, 2016

Benchmark Treasury:	UST 3.000% due November 15, 2045

Benchmark Treasury
Price / Yield:	109-02 / 2.561%

Spread to Benchmark
Treasury:	1.17% (117 basis points)

Yield to Maturity:	3.731%

Public Offering Price:	99.444% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$1,330,681,500

Make Whole Call:	Prior to the date that is six months prior to the maturity date at T + 20 basis points

Par Call:	On or after six months prior to the maturity date

CUSIP / ISIN:	548661 DN4 / US548661DN40

Joint Book-Running Managers:	Wells Fargo Securities, LLC
Goldman, Sachs & Co.
U.S. Bancorp Investments, Inc.
CIBC World Markets Corp.
RBC Capital Markets, LLC

Senior Co-Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
SunTrust Robinson Humphrey, Inc.

Co-Managers:	ANZ Securities, Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
BBVA Securities Inc.
BMO Capital Markets Corp.
Mizuho Securities USA Inc.
The Williams Capital Group, L.P.

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

We expect that the delivery of the notes will be made to investors on or about April 20, 2016, which will be the seventh business day following the date of this term sheet (such settlement being referred to as “T+7”). Under Rule l5c6-l under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next three succeeding business days should consult their advisers.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC at (800) 645-3751, Goldman, Sachs & Co. at (866) 471-2526 or U.S. Bancorp Investments, Inc. at (877) 558-2607.

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